Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Audit Committee and Board of Directors
MGP Ingredients, Inc.
Atchison, Kansas

We consent to the incorporation by reference on Registration Statement Form S-8 and in the related Prospectus of MGP Ingredients, Inc. relating to its Non-Employee Directors’ Restricted Stock Plan, of our report dated August 22, 2006, on our audit of the consolidated balance sheets of MGP Ingredients, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2006, which report is included in the Annual Report on Form 10-K of MGP Ingredients, Inc. for the fiscal year ended June 30, 2006, our report dated August 22, 2006, with regard to the financial statement schedule that is included in such Form 10-K for the year ended June 30, 2006, and our report dated August 22, 2006, relating to management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006, annual report on Form 10-K of MGP Ingredients, Inc.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus to the Registration Statement.

/s/ BKD, LLP

Kansas City, Missouri
September 22, 2006